Exhibit 99.1

              Bull Run Corporation Announces Fiscal Year Results

    ATLANTA, Nov. 30 /PRNewswire-FirstCall/ -- Bull Run Corporation (OTC: BULL) today announced a net loss of $14.6 million for its fiscal year ended August 31, 2004, compared to a net loss of $38.0 million for the prior fiscal year. The net loss for the fourth quarter ended August 31, 2004 was $5.5 million, compared to $27.0 million for the comparable period in the prior year.
    In August 2004, the Company announced that it was discontinuing its Affinity Events business segment to focus on its core, historically-profitable operations, consisting of its Collegiate, Association Management and Printing/Publishing business units. The loss from discontinued operations was $2.8 million in the recently completed quarter, and $7.5 million for the fiscal year ended August 31, 2004. Current fiscal year results were also unfavorably affected by a $3.3 million non-cash goodwill impairment charge. Prior fiscal year results were unfavorably affected by a $30.5 million non- cash goodwill and acquisition intangibles impairment charge and a $5.2 million deferred tax provision to fully reserve the net carrying amount of deferred tax assets, and were favorably affected by a $9.4 million gain on the disposition of investments, net of other non-cash charges associated with investment assets.
    The Company's operating subsidiary, Host Communications, Inc., generated revenues from continuing operations for the fourth quarter and fiscal year ended August 31, 2004 of $7.2 million and $55.8 million, respectively, compared to $8.5 million and $64.1 million for the fourth quarter and fiscal year ended August 31, 2003, respectively. The decline compared to the prior year was due primarily to the termination of certain of the Company's collegiate contracts at the end of the 2003 fiscal year. The Company has entered into new multi-year contracts for multi-media marketing rights with the University of Arizona and Oklahoma State University which began generating revenue in September 2004, and recently announced a ten-year extension of its multi-media marketing rights agreement with the University of Kentucky. The Company has also recently extended its contract to manage CrossSphere (formerly, the National Tour Association), the nearly 4,000-member global association for the packaged travel industry, for an additional three years though 2007.
    The Company also recently entered into an agreement to sell assets associated with the Hoop-It-Up 3-on-3 basketball tour and the 3v3 Soccer Shootout tour. These tours were the primary components of the Company's discontinued Affinity Events business segment. The transaction is subject to conditions to closing and is expected to close within the next 30 days.
    Robert S. Prather, Jr., the Company's President and CEO commented, "With the recent discontinuation and agreement to sell our Events business, we are now poised to focus on our core Collegiate and Association relationships. We are very pleased with what Tom Stultz, our new CEO at HOST, has brought to the Company. Since arriving in August, he has been faced with some tough decisions in order to eliminate losses and reduce overhead costs, while re- establishing key business partner relationships. We are very excited about the addition of our new Collegiate properties and the recent extensions of some key contracts, and we look forward to aggressively pursuing new opportunities with both our existing properties as well as other universities, collegiate conferences and associations."
    Bull Run, through its wholly-owned operating company, Host Communications, Inc., provides comprehensive sales, marketing, multimedia, special event and convention/hospitality services to NCAA Division I universities and conferences and national/global associations. Bull Run's common stock is quoted on the Pink Sheets ( http://www.pinksheets.com ), a centralized quotation service for OTC securities, using the symbol "BULL". Additional company information and stock quotes are available on the Company's corporate web site at http://www.bullruncorp.com .

    Forward-Looking Statements
    Certain statements in this press release are "forward looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

    Summarized financial results for each of the three months and years ended August 31, 2004 and 2003 follow:


                              BULL RUN CORPORATION
                        Comparative Results of Operations
                    (in thousands, except per share amounts)

                                        Three Months Ended      Year Ended
                                            August 31,          August 31,
                                          2004      2003      2004      2003

    Revenue from services rendered       $7,168    $8,546   $55,779   $64,129
    Operating costs and expenses:
      Direct operating costs for
       services rendered                  3,670     5,221    35,699    42,603
      Selling, general and
       administrative                     4,784     4,928    18,220    20,397
      Amortization and impairment of
       acquisition intangibles              314    21,316     4,554    22,141
                                          8,768    31,465    58,473    85,141
        Loss from operations             (1,600)  (22,919)   (2,694)  (21,012)
    Equity in losses of affiliated
     companies                                        (51)               (204)
    Loss on issuance of shares by
     affiliate                                                         (2,339)
    Gain on disposition of investments             17,150              17,150
    Reduction in valuation of
     investments in affiliates                     (2,562)             (5,189)
    Net change in value of certain
     derivatives                            347       673     1,294    (1,035)
    Debt issue cost amortization           (293)     (628)   (1,171)   (2,367)
    Interest and other, net              (1,162)   (2,037)   (4,566)   (8,226)
       Pretax loss from continuing
        operations                       (2,708)  (10,374)   (7,137)  (23,222)
    Income tax provision                           (5,222)             (5,222)
       Loss from continuing operations   (2,708)  (15,596)   (7,137)  (28,444)
    Discontinued operations              (2,755)  (11,445)   (7,474)   (9,542)
       Net loss                          (5,463)  (27,041)  (14,611)  (37,986)
    Preferred dividends                    (579)     (321)   (2,237)   (1,149)
       Net loss available to common
        stockholders                    $(6,042) $(27,362) $(16,848) $(39,135)

    Loss per share available to common stockholders, basic and diluted:
    Continuing operations                $(0.65)   $(3.86)   $(2.01)   $(7.42)
    Discontinued operations               (0.55)    (2.77)    (1.60)    (2.40)
       Net loss                          $(1.20)   $(6.63)   $(3.61)   $(9.82)
    Weighted average number of common
     shares outstanding, basic and
     diluted                              5,034     4,129     4,668     3,987

SOURCE  Bull Run Corporation
    -0-                             11/30/2004
    /CONTACT: Robert S. Prather, Jr., President & Chief Executive Officer, +1-404-266-8333, or Frederick J. Erickson, VP-Finance & Chief Financial Officer, +1-859-226-4376, both of Bull Run Corporation; or Thomas J. Stultz, President & Chief Executive Officer of Host Communications, Inc.,
+1-859-226-4356/
    /Web site:  http://www.bullruncorp.com /
    (BULL)

CO:  Bull Run Corporation; Host Communications, Inc.
ST:  Georgia
IN:  OTC SPT
SU:  ERN